Exhibit 3.1

TRUST AGREEMENT

TRUST AGREEMENT, dated as of March 8, 2019 (this “Trust Agreement”), between Dynamic Shares LLC, a Delaware limited liability company, as depositor (the “Depositor”), and Wilmington Trust, National Association, a national banking association, as owner trustee (the “Owner Trustee”). The Depositor and the Owner Trustee hereby agree as follows:

1. Formation of Trust.

(a) The trust created hereby (the “Trust”) shall be known as “Dynamic Shares Trust,” in which name the Owner Trustee and the Depositor may conduct the business of the Trust, make and execute contracts, and sue and be sued.

(b) The Depositor hereby assigns, transfers, conveys and sets over to the Owner Trustee the sum of $1.00. The Owner Trustee hereby acknowledges receipt of such amount in trust from the Depositor, which amount shall constitute the initial trust estate. The Owner Trustee hereby declares that it will hold the trust estate in trust for the Depositor. It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801 et seq. (the “Act”) and that this Trust Agreement constitute the governing instrument of the Trust. The Owner Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in the form attached hereto.

(c) The parties hereto will enter into an amended and restated trust agreement, satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby and the issuance of certain notes by the Trust. Prior to the execution and delivery of such amended and restated trust agreement, the Owner Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or this Trust Agreement. The Depositor is hereby authorized to prepare, execute and deliver, or to cause to be prepared, executed and delivered, on behalf of the Trust, any applications, licenses, consents, agreements or other documents necessary or convenient for the business of the Trust. Notwithstanding the foregoing, the Owner Trustee shall have the power and authority to enter into such documents and take such other action as the Depositor specifically directs in written instructions delivered to the Owner Trustee; provided, however, the Owner Trustee shall not be required to take any action if the Owner Trustee shall determine, or shall be advised by counsel, that such action is likely to result in personal liability or is contrary to applicable law or any agreement to which the Owner Trustee is a party.

2. Concerning the Owner Trustee.

(a) Except as otherwise expressly required by Section 1 of this Trust Agreement, the Owner Trustee shall not have any duty or liability with respect to the administration of the Trust, the investment of the Trust’s property or the payment of dividends or other distributions of income or principal to the Trust’s beneficiaries, and no implied obligations shall be inferred from this Trust Agreement on the part of the Owner Trustee. The Owner Trustee shall not be liable for the acts or omissions of the Depositor nor shall the Owner Trustee be liable for any act or omission by it in good faith in accordance with the directions of the Depositor.

(b) The Owner Trustee accepts the trusts hereby created and agrees to perform its duties hereunder with respect to the same but only upon the terms of this Trust Agreement. The Owner Trustee shall not be personally liable under any circumstances, except for its own willful misconduct or gross negligence. In particular, but not by way of limitation:

(i) The Owner Trustee shall not be personally liable for any error of judgment made in good faith by an officer or employee of the Owner Trustee;

(ii) No provision of this Trust Agreement shall require the Owner Trustee to expend or risk its personal funds or otherwise incur any financial liability in the performance of its rights or duties hereunder, if the Owner Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;

(iii) Under no circumstance shall the Owner Trustee be personally liable for any representation, warranty, covenant or indebtedness of the Trust;

(iv) The Owner Trustee shall not be personally responsible for or in respect of the genuineness, form or value of the Trust property, the validity or sufficiency of this Trust Agreement or for the due execution hereof by the Depositor;

(v) In the event that the Owner Trustee is unsure of the course of action to be taken by it hereunder, the Owner Trustee may request instructions from the Depositor and to the extent the Owner Trustee follows such instructions in good faith it shall not be liable to any person. In the event that no instructions are provided within the time requested by the Owner Trustee, it shall have no duty or liability for its failure to take any action or for any action it takes in good faith;

(vi) All funds deposited with the Owner Trustee hereunder may be held in a non-interest bearing trust account and the Owner Trustee shall not be liable for any interest thereon or for any loss as a result of the investment thereof at the direction of the Depositor; and

(vii) The Owner Trustee shall not be personally liable for (x) special, consequential, indirect or punitive damages, however styled, including, without limitation, lost profits, (y) the acts or omissions of any nominee, correspondent, clearing agency or securities depository through which it holds the Trust’s securities or assets or (z) any losses due to forces beyond the reasonable control of the Trustee, including, without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; and

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(viii) To the extent that, at law or in equity, the Owner Trustee has duties and liabilities relating thereto to the Depositor or the Trust, the Depositor agrees that such duties and liabilities are replaced by the terms of this Trust Agreement.

(c) The Owner Trustee shall incur no liability to anyone in acting upon any document believed by it to be genuine and believed by it to be signed by the proper party or parties. The Owner Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Owner Trustee may for all purposes hereof rely on a certificate, signed by the Depositor, as to such fact or matter, and such certificate shall constitute full protection to the Owner Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

(d) In the exercise or administration of the trusts hereunder, the Owner Trustee (i) may act directly or, at the expense of the Trust, through agents or attorneys, and the Owner Trustee shall not be liable for the default or misconduct of such agents or attorneys if such agents or attorneys shall have been selected by the Owner Trustee in good faith, and (ii) may, at the expense of the Trust, consult with counsel, accountants and other experts, and it shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other experts.

(e) Except as expressly provided in this Section 2, in accepting and performing the trusts hereby created, the Owner Trustee acts solely as trustee hereunder and not in its individual capacity, and all persons having any claim against the Owner Trustee by reason of the transactions contemplated by this Trust Agreement shall look only to the Trust’s property for payment or satisfaction thereof.

3. The Depositor, as a depositor of the Trust, is hereby authorized, in its discretion, (i) to negotiate, execute, deliver and perform on behalf of the Trust one or more:

(a) purchase agreements, escrow agreements, subscription agreements and other similar or related agreements providing for or relating to the sale and issuance of beneficial interests and/or any other interests in the Trust; and

(b) assignments, asset transfer agreements, leases, and other similar or related agreements providing for or relating to the acquisition and/or disposition of assets by the Trust; (ii) to take any and all actions to enable the Trust to hold assets, including without limitation, to invest and reinvest funds contributed to the Trust from time to time; (iii) to prepare, execute and file any required tax returns; (iv) to cause the Trust to issue from time to time beneficial interests and/or other interests in the Trust in exchange for such consideration to be contributed to the Trust as the Depositor deems appropriate and cause the Trust to issue from time to time one or more certificates, in such form as it deems appropriate, evidencing such interests in the Trust; and (v) to prepare, execute and deliver on behalf of the Trust any and all documents, papers and instruments as it deems desirable in connection with any of the foregoing.

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4. Compensation and Indemnification.

(a) The Depositor hereby agrees to (i) compensate the Owner Trustee in accordance with a separate fee agreement with the Owner Trustee, (ii) reimburse the Owner Trustee for all reasonable expenses (including reasonable fees and expenses of counsel and other experts) and (iii) indemnify, defend and hold harmless the Owner Trustee and any of the officers, directors, employees and agents of the Owner Trustee (the “Indemnified Persons”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel (and including any legal fees or expenses incurred in connection with any action, suit, arbitration or mediation bought by an indemnified Person to enforce any indemnification or other obligation of the Depositor or other Persons or in connection with investigating, preparing or defending any legal action, commenced or threatened, in connection with the exercise or performance of any of its powers or duties under this Agreement)), taxes and penalties of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Persons with respect to the performance of this Trust Agreement, the creation, operation or termination of the Trust or the transactions contemplated hereby; provided, however, that the Depositor shall not be required to indemnify any Indemnified Person for any Expenses which are finally determined by a court of competent jurisdiction to be a result of the willful misconduct or gross negligence of such Indemnified Person.

(b) To the fullest extent permitted by law, Expenses to be incurred by an Indemnified Person shall, from time to time, be advanced by, or on behalf of, the Depositor prior to the final disposition of any matter upon receipt by the Depositor of an undertaking by, or on behalf of, such Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified under this Agreement.

(c) As security for any amounts owing to the Owner Trustee hereunder, the Owner Trustee shall have a lien against the Trust property, which lien shall be prior to the rights of the Depositor or any other beneficial owner of the Trust. The obligations of the Depositor under this Section 4 shall survive the termination of this Trust Agreement.

5. Resignation and Removal. The Owner Trustee may resign upon thirty days prior notice to the Depositor. If no successor has been appointed within such thirty day period, the Owner Trustee may, at the expense of the Trust, petition a court to appoint a successor trustee. Any Person into which the Owner Trustee may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Owner Trustee shall be a party, or any Person which succeeds to all or substantially all of the corporate trust business of the Owner Trustee, shall be the successor Owner Trustee under this Trust Agreement without the execution, delivery or filing of any paper or instrument or further act to be done on the part of the parties hereto, except as may be required by applicable law.

6. Entire Agreement. This Trust Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties, whether written or oral.

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7. Governing Law. This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. Sections 3540 and 3561 of Title 12 of the Delaware Code shall not apply to the Trust.

8. Counterparts. This Trust Agreement may be executed in two or more counterparts, each of which shall be an original, but all such counterparts shall together constitute one and the same agreement.

9. Amendment. This Trust Agreement may be amended and restated by the parties hereto as necessary to provide for the operation of the Trust; provided, however, that the Owner Trustee shall not be required to enter into any amendment hereto which adversely affects the rights, duties or immunities of the Owner Trustee.

10. Dissolution and Termination. The Trust may dissolve at the written direction of the Depositor. Upon dissolution, the Owner Trustee shall, at the written direction and expense of the Depositor, file a certificate of cancellation in accordance with the Act. Any remaining expenses of the Trust shall be paid by the Depositor.

11. Series Trust. The Trust shall issue separate series of beneficial interests (each a “Series”) in segregated pools of assets of the Trust pursuant to Section 3806(b)(2) of the Act, and each Series shall be a separate series of the Trust within the meaning of Sections 3804(a) and 3806(b)(2) of the Act. As such, separate and distinct records shall be maintained by the Trust for each Series and the assets of the Trust associated with each Series shall be held in such separate and distinct records (directly or indirectly, including through a nominee or otherwise) and accounted for in such separate and distinct records by the Trust separately from the assets of any other Series, in each case to the extent required under Section 3804(a) of the Act. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series. Further, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series shall be enforceable against the assets of that particular Series. Notice of this limitation on interseries liabilities shall be set forth in the certificate of trust of the Trust (whether originally or by amendment) as filed or to be filed in the Office of the Secretary of State of the State of Delaware and upon the giving of such notice in the certificate of trust, the statutory provisions of Section 3804(a) of the Act relating to limitations on interseries liabilities (and the statutory effect under Section 3804(a) of setting forth such notice in the certificate of trust) shall become applicable to the Trust and each series. Every note, bond, contract or other undertaking issued by or on behalf of a particular series shall include a recitation limiting the obligation represented thereby to that series and its assets; provided, however, the failure to include such a recitation shall not affect the limitation on interseries liabilities as set forth in this Section.

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12. FinCEN Compliance. To help the government fight the funding of terrorism and money laundering activities, the Customer Identification Program (CIP) requirements established under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107 56 (signed into law October 26, 2001) and its implementing regulations (collectively, USA PATRIOT Act), the Financial Crimes Enforcement Network’s (FinCEN) Customer Due Diligence Requirements and such other laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions (“Applicable Anti-Money Laundering Law”), requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. Pursuant to Applicable Anti-Money Laundering Law, the Owner Trustee is required to obtain on or before closing and from time to time thereafter documentation to verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Owner Trustee will ask for documentation to verify the entity’s formation and existence, its financial statements, licenses, tax identification documents, identification and authorization documents from individuals claiming authority to represent the entity and other relevant documentation and information (including beneficial owners of such entities). To the fullest extent permitted by applicable law, including Applicable Anti-Money Laundering Law, the Owner Trustee may conclusively rely on, and shall be fully protected and indemnified in relying on, any such information received. Failure to provide such information may result in an inability of the Owner Trustee to perform its obligations hereunder, which, at the sole option of the Owner Trustee, may result in the Owner Trustee’s resignation in accordance with the terms hereof.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

DYNAMIC SHARES LLC, as Depositor

By:	/s/ Xinyu Jiang
Name:	Xinyu Jiang
Title:	Chief Compliance Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Owner Trustee

By:	/s/ Boris Treyger
Name:	Boris Treyger
Title:	Vice President

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